Exhibit 2.1

AMENDMENT NO. 2
TO THE
AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2 (this “Amendment”), dated August 29, 2008, to the Agreement and Plan of Merger, dated as of January 10, 2008, as amended on April 28, 2008 (the “Merger Agreement”), by and among AmCOMP Incorporated, a Delaware corporation (the “Company”), Employers Holdings, Inc., a Nevada corporation (“Parent”), and Sapphire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).  Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Section 7.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

WHEREAS, the Parties desire to amend the Merger Agreement as set forth below; and

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Amendment, (ii) approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend the approval and adoption of the Merger Agreement, as amended by this Amendment, by the stockholders of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

Section 1.                      Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Section 2.                      Deletion of Reference to Company 401(k) Plan.  The reference to the term “Company 401(k) Plan” contained in the Index is deleted in its entirety.

Section 3.                      Amendment to Section 1.2(a).  Section 1.2(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“(a)           Subject to the satisfaction or, if permissible, waiver by the Party entitled to the benefit thereof, of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), the closing of the Merger (the “Closing”) shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, at 10:00 a.m. local time on October 31, 2008, unless another time, date or place is agreed upon in writing by the Parties hereto.  The date on which the Closing occurs is herein referred to as the “Closing Date.””

Section 4.                      Amendment to Section 1.3.  Section 1.3 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

“1.3           Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of Merger Sub or the Company:

(a)           Each Share that is owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent, or that is owned by the Company as treasury stock, in each case immediately before the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor.

(b)           Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 1.3(a) hereof and Dissenting Shares (as defined in Section 1.6)) shall automatically be converted into the right to receive $12.15 in cash (the “Merger Consideration”), payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 1.4 hereof, of the certificate that formerly evidenced such Share.  All such Shares shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest thereon, upon the surrender of such certificate in accordance with Section 1.4 hereof.

(c)           Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation following the Effective Time.  From and after the Effective Time, any certificate representing the common stock of Merger Sub shall be deemed for all purposes to represent that number of shares of common stock of the Surviving Corporation into which such shares of common stock of Merger Sub represented thereby were converted in accordance with the immediately preceding sentence.”

Section 5.                      Amendment to Section 4.1(b)(M).  Section 4.1(b)(M) of the Merger Agreement is hereby deleted and replaced with the following:

“other than in connection with (i) the adjustment, negotiation or settlement of workers’ compensation insurance claims in the ordinary course of business consistent with past practice and (ii) the settlement with FOIR concerning the matters contained in (a) the Consent Order, dated the date of Amendment No. 2 to this Agreement, between the Office of Insurance Regulation of the State of Florida (the “FOIR”), AmCOMP Assurance Corporation and AmCOMP Preferred Insurance Company in substantially the form attached as Exhibit A to Amendment No. 2 to this Agreement (the “FOIR Excessive Profits Consent Order”) and (b) the Consent Order, dated the date of Amendment No. 2 to this Agreement, between the FOIR, Parent and Merger Sub in substantially the form attached as Exhibit B to Amendment No. 2 to this Agreement (the “FOIR Form A Consent Order” and together with the FOIR Excessive Profits Consent Order, the “FOIR Consent Orders”), waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of the Company Subsidiaries) not in excess of $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice;”

Section 6.                      Amendment to Section 4.1(b)(X).  Section 4.1(b)(X) of the Merger Agreement is hereby deleted and replaced with the following:

“(X)           other than as necessary in connection with the matters set forth in Section 4.8, alter or amend in any material respect any existing underwriting, claims handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies (including compliance policies) or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, applicable SAP, any Governmental Authority or applicable Law; or”

Section 7.                      New Section 4.8.  The Merger Agreement is hereby amended to add a new Section 4.8 as follows:

“4.8           FOIR Excessive Profits Consent Order.

The Company shall comply, and shall cause the Company Subsidiaries to comply, in all respects with all terms, provisions and requirements of the FOIR Excessive Profits Consent Order; provided, however, that Parent and the Company agree that the Company Subsidiaries shall satisfy their obligations under the FOIR Excessive Profits Consent Order to return excessive profits to policyholders exclusively through providing policy refunds (and not through policy credits or any other means), but neither the Company nor any of the Company Subsidiaries shall make any policy refunds pursuant to the FOIR Excessive Profits Consent Order unless and until Parent has approved the methodology for such refunds (such approval not to be unreasonably withheld, delayed or conditioned); provided further, that the Company and each of the Company Subsidiaries shall make all such refunds pursuant to the terms of the FOIR Excessive Profits Consent Order as soon as practicable following approval of the methodology for such refunds by Parent and in any event no later than the earlier of (a) 60 days following the execution of the FOIR Excessive Profits Consent Order and (b) October 31, 2008.”

Section 8.                      Amendment to Section 5.2.  Section 5.2 of the Merger Agreement is hereby amended to include the following Section 5.2(h):

“(h)           Notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that neither of the FOIR Consent Orders nor any provision, requirement, agreement or covenant contained therein shall constitute a Burdensome Condition or Company Material Adverse Effect for any purpose under this Agreement or otherwise (and the Company acknowledges that nothing in this Section 5.2(h) shall constitute a waiver or release by Parent under any provision of this Agreement with respect to any violation by the Company or any Company Subsidiary on or after the date of Amendment No. 2 to this Agreement of any of the terms or provisions of the FOIR Excessive Profits Consent Order or any provision or requirement of Section 627.215 of the Florida Statutes).  In addition, the Company, Parent and Merger Sub each affirms that, to its knowledge, (i) no Company Material Adverse Effect or Parent Material Adverse Effect has occurred as of the date of Amendment No. 2 to this Agreement and (ii) as of the date of Amendment No. 2 to this Agreement, no breach of any of the respective representations and warranties of any Party has occurred that, individually or in the aggregate, would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.”

Section 9.                      Deletion of Section 5.4(f).  Section 5.4(f) of the Merger Agreement is hereby deleted in its entirety.

Section 10.                                No Other Amendments to the Merger Agreement.

10.1           On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby.  Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, shall in all instances continue to refer to January 10, 2008, references to “the date hereof” and “the date of this Agreement” shall continue to refer to January 10, 2008, and references to the date of the Amendment and “as of the date of the Amendment” shall refer to August 29, 2008.

10.2           Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.  This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

Section 11.                                Effect of Amendment.  This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby.  From and after the execution of this Amendment by the Parties, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.  This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

Section 12.                                Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 13.                                Counterparts.  This Amendment may be executed in counterparts (including by facsimile and .pdf file), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 14.                                Headings.  The descriptive headings of the several Sections of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Execution page follows.]

IN WITNESS WHEREOF, the Parties have signed or caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

AMCOMP INCORPORATED

By:	/s/ Kumar Gursahaney
	Name:	Kumar Gursahaney
	Title:	Senior Vice President, Chief Financial Officer

EMPLOYERS HOLDINGS, INC.

By:	/s/ Lenard T. Ormsby
	Name:	Lenard T. Ormsby
	Title:	Executive Vice President, Chief Legal Officer and General Counsel

SAPPHIRE ACQUISITION CORP.

By:	/s/ Lenard T. Ormsby
	Name:	Lenard T. Ormsby
	Title:	Secretary

[Signature Page to Amendment]